EX-FILING FEES

Calculation of Filing Fee Tables

FORM SC TO-I/A
(Form Type)

Felicitas Private Markets Fund
(Exact Name of Registrant as Specified in its Charter)

Table 1 Transaction Values

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	-		$0.0001531	-
Fees Previously Paid	$5,162,616	(1)	$0.0001476	$762.00
Total Transaction Valuation	$5,162,616
Total Fees Due for Filing				$762.00
Total Fees Previously Paid				$762.00
Total Fee Offsets
Net Fee Due				$0.00

(1)	Calculated as the aggregate maximum value of Shares being purchased. The fee of $762.00 was paid in connection with the filing of the Schedule TO-I by Felicitas Private Markets Fund (File No. 005-94451) on August 20, 2024 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

Table 2 - Fee Offset Claims and Sources(2)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources

(2)	Not Applicable.